UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 2, 2018

STANDARD DIVERSIFIED OPPORTUNITIES INC.

(Exact name of registrant as specified in its charter)

Delaware	001-36696	56-1581761
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

155 Mineola Boulevard Mineola, NY	11501
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (302) 824-7062

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

On February 2, 2018, Standard Diversified Opportunities Inc., a Delaware corporation (the “Registrant”), and its subsidiaries, Standard Outdoor LLC, a Delaware limited liability company, Standard Outdoor Southwest LLC, a Delaware limited liability company, Standard Outdoor Southeast I LLC, a Delaware limited liability company, and Standard Outdoor Southeast II LLC, a Delaware limited liability company (collectively with the Registrant, the “Borrowers”) entered into a Term Loan Agreement (the “Term Loan Agreement”), by and among the Borrowers and Crystal Financial LLC, a Delaware limited liability company, as administrative agent and collateral agent (the “Agent”) for the financial institutions from time to time party thereto (the “Lenders”) and for itself, and the Lenders. The Term Loan Agreement provides for an initial term loan of $10,000,000 (the “Initial Term Loan”) and a commitment to provide additional term loans of up to $15,000,000 in the aggregate (the “Delayed Draw Commitment”). Subject to the satisfaction of certain conditions, the Borrowers may request an additional increase in the Lenders’ commitment of up to $25,000,000 (the “Incremental Commitment”). The Initial Term Loan will be used to finance a portion of the acquisition of certain billboards, fund certain fees and expenses, and provide working capital for the Borrowers. Any term loans made in connection with the Delayed Draw Commitment or Incremental Commitment will be used to finance permitted acquisitions under the Term Loan Agreement.

Loans under the Term Loan Agreement will bear interest at a rate equal to the three-month “Libor Rate” as published in The Wall Street Journal plus 7.25%. Interest under the Term Loan Agreement is payable monthly. The loans under the Term Loan Agreement are also subject to a commitment fee of $350,000, payable upon execution of the Term Loan Agreement and an agency fee of $50,000, payable upon execution of the Term Loan Agreement and annually thereafter. An additional fee equal to 1.0% of any subsequent draw on the Delayed Draw Commitment will be due on the date of such draw and a fee equal to 0.50% per annum of the aggregate undrawn Delayed Draw Commitment will be payable monthly.

The obligations of the Borrowers under the Term Loan Agreement are secured by all of the assets of the Borrowers, subject to certain exceptions and exclusions as set forth in the Term Loan Agreement and other loan documents.

The Term Loan Agreement contains certain affirmative and negative covenants that are binding on the Borrowers, including, but not limited to, restrictions (subject to specified exceptions and qualifications) on the ability of the Borrowers to incur indebtedness, to create liens, to merge or consolidate, to make dispositions, to pay dividends or make distributions, to make investments, to pay any subordinated indebtedness, to enter into certain transactions with affiliates or to make capital expenditures.

In addition, the Loan Agreement requires the Borrowers to abide by certain financial covenants. Specifically, the Loan Agreement requires that the Borrowers:

•	Maintain unrestricted cash and cash equivalents of at least $3,000,000 in accounts subject to account control agreements in favor of the Agent at all times (i) prior to March 31, 2019 and (ii) after March 31, 2019 unless the Fixed Charge Coverage Ratio (as defined in the Term Loan Agreement) is greater than or equal to 1.10 to 1.00.

•	Maintain a TPB Consolidated Total Leverage Ratio (as defined in the Term Loan Agreement) of less than 6.00 to 1.00 prior to December 30, 2018, 5.75 to 1.00 from December 31, 2018 to December 30, 2019, and 5.50 to 1.00 starting December 31, 2019 and thereafter.

•	Maintain a TPB Consolidated Senior Leverage Ratio (as defined in the Term Loan Agreement) of less than 5.00 to 1.00 prior to December 30, 2018, 4.75 to 1.00 from December 31, 2018 to December 30, 2019, and 4.50 to 1.00 starting December 31, 2019 and thereafter.

Under the Loan Agreement, the Borrowers must also not permit amounts outstanding under the Term Loan Agreement to exceed the sum of (i) Billboard Cash Flow (as defined in the Term Loan Agreement) multiplied by the Applicable BCF Multiple (as defined in the Term Loan Agreement) and (ii) the aggregate value of the shares of common stock of Turning Point Brands, Inc. pledged by the Registrant to the Agent multiplied by 0.35.

The Term Loan Agreement contains customary events of default (which are in some cases subject to certain exceptions, thresholds, notice requirements and grace periods). The Term Loan Agreement also contains certain representations, warranties and conditions, in each case as set forth in the Term Loan Agreement.

The foregoing description of the Term Loan Agreement does not purport to be complete and is qualified in its entirety by reference to the Term Loan Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03.

Item 9.01. Financial Statements and Exhibits.

Exhibit Number	Description

10.1	Term Loan Agreement, dated as of February 2, 2018, by and among Standard Diversified Opportunities Inc., Standard Outdoor LLC, Standard Outdoor Southwest LLC, Standard Outdoor Southeast I LLC, Standard Outdoor Southeast II LLC, Crystal Financial LLC, as administrative agent and collateral agent, and the financial institutions from time to time party thereto.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STANDARD DIVERSIFIED OPPORTUNITIES INC.

Date: February 5, 2018	By:	/s/ Ian W. Estus

Name: Ian W. Estus
Title: President and Chief Executive Officer